FOR IMMEDIATE RELEASE
                                            For further information, contact:
                                            Ernest A. Moretti
                                            President and CEO
                                            (410) 252-6450


               WYMAN PARK ANNOUNCES CHANGE IN MERGER CONSIDERATION

Lutherville, MD, February 20, 2003 - Wyman Park Bancorporation, the holding company for Wyman Park Federal Savings and Loan Association, today announced that the cash payment to be received by its stockholders in its merger with Bradford Bank was reduced from $14.55 per share to $14.50. This change was required under the terms of the merger agreement between Wyman Park and Bradford Bank to reflect the higher-than-expected cost of terminating Wyman Park's defined benefit pension plan. Stockholders of Wyman Park approved the merger agreement at its annual meeting in October 2002, including the possibility of a reduction in the price per share because of the pension plan costs. Accordingly, no further stockholder approval of this change is required.

     Ernest A. Moretti, Wyman Park's President and CEO, stated "We remain committed to closing this merger and view this development as a minor change. In fact, we had anticipated this possibility and made arrangements for it in the merger agreement so that stockholders would not be inconvenienced by this contingency."

     Mr. Moretti continued "The revised price per share is still 99.66% of the initial price, and we believe that this transaction is still very favorable to our stockholders. This is especially true for those stockholders who purchased our stock when we first went public in 1998."

     According to Mr. Moretti, the merger with Bradford Bank, in which Bradford Bank will be the survivor, is expected to close by the end of February 2003. At that time, stockholders will receive a letter from Registrar and Transfer Co., which is serving as the exchange agent for this merger, explaining the procedures for surrendering their stock certificates and receiving their cash payments in exchange.

     Wyman Park Federal Savings and Loan is a federally chartered thrift headquartered in Lutherville and with a branch in Glen Burnie. At December 31, 2002, it had assets of $70.1 million, deposits of $59.4 million and stockholders' equity of $9.6 million.

     The information contained in this release is not intended as a solicitation to buy Wyman Park Bancorporation stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about Wyman Park's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Wyman Park's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.